Intellinetics, Inc. Announces Passing of Board Chairman Robert Schroeder

Columbus, Ohio: September 10, 2021: Intellinetics, Inc. (OTCQB:INLX), a complete content management solutions provider (the “Company”), announces with regret that Robert C. Schroeder, Chairman of the Board of Directors of the Company, died unexpectedly on Wednesday, September 1, 2021.

“Rob was one of the very best of the directors I’ve had over my career. His style was strategic, yet he could dive into nearly any tactical topic with expertise. In just one example of so many, our recent acquisitions would not have progressed as efficiently without him,” said James F. DeSocio, President & CEO. “He was consistently supportive, while at the same time ensuring we stayed focused; Rob had that ability to zero in on the stuff that really mattered. He will be deeply missed as an advisor, a colleague, and a friend. Moving forward, we will continue to build on his vision to grow the company.”

As Vice President of Investment Banking at Taglich Brothers, a brokerage firm, Rob Schroeder specialized in advisory services and capital raising for small public and private companies. Mr. Schroeder served as member of the Intellinetics, Inc. Board of Directors since September of 2013. The Board intends to conduct a search for a successor Chairman.

About Intellinetics, Inc.

Intellinetics, Inc. (OTCQB: INLX) empowers organizations to manage, store and protect their important documents and data. The company offers its IntelliCloudTM content management platform, in addition to business process outsourcing (BPO), document and micrographics scanning services, and records storage. Intellinetics guides companies through the digital transformation process to reduce risk, strengthen compliance and enable anytime, anywhere access to mission critical forms and documents.

From highly regulated industries like Healthcare/Human Service Providers, K-12, Public Safety, and State and Local Governments, to businesses looking to move away from paper-based processes, Intellinetics is the all-in-one, compliant, document management solution. Learn how Intellinetics made a positive business impact within various organizations: https://www.intellinetics.com/case-studies/

CONTACT:

Joe Spain, CFO

Intellinetics, Inc.

614.921.8170

investors@intellinetics.com